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                                                                      EXHIBIT 23

                         Independent Auditors' Consent



The Board of Directors
IMPATH Inc.:

We consent to the incorporation by reference in Registration Statements on Form S-3 (No.'s 33-98916, 333-08553 and 333-45921) and on Form S-8 (No. 333-09469) of
IMPATH Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of IMPATH Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of IMPATH Inc.



                                                           KPMG Peat Marwick LLP

Short Hills, New Jersey
March 9, 1998